Exhibit 99.1

Tuesday October 15, 2013
FOR IMMEDIATE RELEASE

Washington Federal Completes Fiscal Year With Record Earnings

SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced earnings of $42,907,000 or $.41 per diluted share for the quarter ended September 30, 2013, compared to $35,531,000 or $.33 per diluted share for the same period one year ago, a 24.2% increase in earnings per share. For the fiscal year ended September 30, 2013, earnings were a record high of $151,505,000 or $1.45 per diluted share, compared to $138,183,000 or $1.29 per diluted share for the fiscal year ended September 30, 2012, a 12.4% increase in earnings per share. The Company’s ratio of tangible common equity to tangible assets ended the quarter at 13.05% and remains among the strongest of publicly traded banks in the United States.
Chairman, President & CEO Roy M. Whitehead commented, “This was a great year for the Company that came largely as a result of universally improved local economies in the eight states we serve and successful execution of our business strategy. We go into fiscal 2014 with good momentum and are optimistic that the Company is well positioned to once again achieve favorable results.”
Non-performing assets amounted to $214 million or 1.63% of total assets at year-end, a $59 million or 21.7% decrease from fiscal year-end September 30, 2012. Specifically, non-performing loans decreased from $173 million at September 30, 2012 to $131 million as of September 30, 2013, a 24.3% decrease. Net loan charge-offs decreased from $11 million in the quarter ended September 30, 2012 to a net recovery of $.9 million in the most recent quarter. For the fiscal year 2013, net charge-offs were $18 million, a decrease of $52 million or 74.5% from the $70 million of net charge-offs in fiscal 2012. Total loan delinquencies were 1.97% as of September 30, 2013, a decrease from the 2.57% at September 30, 2012. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, declined during the quarter to 2.21% from 2.73% at September 30, 2012. Real estate held for sale decreased from $99 million at September 30, 2012 to $82 million at quarter end, a $17 million or 17.3% decrease.
Improving asset quality measures and positive regional economic trends, including increasing real estate values, resulted in recovery of $2 million through the provision for loan losses during the quarter. Consistent with improving asset quality indicators the Company decreased its total allowance for loan losses by $16 million or 12.3%, from September 30, 2012 to $117 million. As of September 30, 2013, the total allowance was 1.46% of total gross loans, a decrease of 23 basis points from the 1.69% as of September 30, 2012, reflecting the improvement in asset quality.
Total assets increased by $610 million or 4.9% to $13.1 billion at September 30, 2013 from $12.5 billion at September 30, 2012. Cash and cash equivalents decreased by $548 million as the Company deployed cash into investments and organic loan growth. During the quarter, the Company had an average balance of $364 million in cash and cash equivalents invested overnight at a yield of approximately 0.25%. Prior to December 31, 2013, the Company anticipates closing the previously announced acquisition of 51 branches from Bank of America that will generate an additional $1.7 billion in cash. Loans outstanding during the quarter grew by $138 million or 1.9% over the prior quarter. For the fiscal year, loans outstanding grew by $76 million or 1.0%. This is the first quarter of organic loan growth since the quarter ended June 30, 2011 and was the result of improved market penetration by our commercial lending teams and higher mortgage originations. Loan originations for the fiscal year 2013 totaled $2.0 billion, which was a $576 million or 41% increase over the prior fiscal year. The Company views organic loan growth as the highest and best use of its capital. The weighted average interest rate on loans as of September 30, 2013 was 5.01%, which is a decrease from 5.42% as of the prior year end. Actual yield earned on loans will be greater than the weighted average rate due to net deferred loan fees and discounts on acquired loans, which will be accreted into income over the term of the loans.
Customer deposits increased by $514 million during the year to $9.1 billion as of September 30, 2013. The mix of customer deposits continued to shift toward core transaction accounts. Transaction accounts increased by $594 million or 20.2% during the year while time deposits decreased $81 million or 1.4%. Over the last several years the Company has focused on growing transaction accounts to lessen sensitivity to rising interest rates.
Net interest income for the year was $380 million, a $17 million or 4.3% decrease from the prior year. Net interest income for the quarter was $97 million, a $5 million or 5.2% increase from the same quarter one year ago. Net interest income decreased for the year due primarily to a lower interest rate environment; however, net interest income increased in the 4th quarter of the year, benefiting from rising interest rates and increased investment and loan balances. Net interest margin was 3.21% for the 4th quarter and 3.17% for the year, compared to 3.07% for the same quarter one year ago and 3.18% for year ended September 30, 2012. Average earning assets decreased $495 million or 4.0% in the current year, which was the primary driver of lower net interest income for the year.
The provision for loan losses decreased from $45 million to $1 million for the years ended September 30, 2012 and 2013, respectively. Net loss on real estate acquired through foreclosure amounted to $2 million during the year, an $8 million improvement from the prior year. In the 4th quarter, the Company realized a net gain on the sale of real estate acquired through foreclosure amounting to $5 million, a $4 million increase over the same quarter last year. Net gain or loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional write-downs from lower valuations.
The Company’s efficiency ratio of 40.9% for the year remains among the best in the industry. Total operating expenses increased by $21 million or 15% in 2013, driven by an increase in employees and branch locations provided by the acquisition of South Valley Bank, which closed on October 31, 2012. The year produced a return on assets of 1.17% and a return on equity of 7.88%. Return on assets for the quarter was 1.32% while return on equity was 8.89%.
On October 18, 2013, the Company will pay a cash dividend of $.10 per share to common stockholders of record on October 4, 2013. The Company increased its cash dividend twice during the year and the upcoming payment will be the Company’s 123rd consecutive quarterly cash dividend. During the year, the Company also repurchased 6.3 million shares of stock at a weighted average price of $17.46 and has further authorization to repurchase an additional 9.8 million shares. Over the fiscal year, the Company returned 98% of net income to shareholders in the form of cash dividends or share repurchases.
The agreement mentioned above with Bank of America to acquire 51 retail branches located in Eastern Washington, Idaho, Oregon and New Mexico will entail approximately $1.8 billion of deposits and $11 million of loans. Approval has been received from the Office of the Comptroller of the Currency (OCC) and the transaction is expected to close in two parts before December 31, 2013. Additional details can be found in a Deposit Acquisition Summary in the Investor Relations then Financial News section of Washington Federal’s website www.washingtonfederal.com.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 182 branches in eight western states. Once the transaction is complete the number of branches will increase to 233.
To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.

# # #

Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper, SVP Marketing Communications
206-777-8246
cathy.cooper@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	September 30, 2013	September 30, 2012
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$203,563	$751,430
Available-for-sale securities, at fair value	2,360,948	1,781,705
Held-to-maturity securities, at amortized cost	1,654,666	1,191,487
Loans receivable, net	7,528,030	7,451,998
Covered loans, net	295,947	288,376
Interest receivable	49,218	46,857
Premises and equipment, net	206,172	178,845
Real estate held for sale	82,317	99,478
Covered real estate held for sale	30,980	29,549
FDIC indemnification asset	64,615	87,571
FHLB and FRB stock	173,009	149,840
Intangible assets, net	264,318	256,076
Federal and state income tax assets, net	44,000	22,513
Other assets	125,076	137,219
	$13,082,859	$12,472,944
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$3,540,842	$2,946,453
Time deposit accounts	5,549,429	5,630,165
	9,090,271	8,576,618
FHLB advances	1,930,000	1,880,000
Advance payments by borrowers for taxes and insurance	42,443	40,041
Accrued expenses and other liabilities	82,510	76,533
	11,145,224	10,573,192
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 132,572,475 and 129,950,223 shares issued; 102,484,671 and 106,177,615 shares outstanding	132,573	129,950
Paid-in capital	1,625,051	1,586,295
Accumulated other comprehensive income, net of taxes	6,378	13,306
Treasury stock, at cost; 30,087,804 and 23,772,608 shares	(420,817)	(310,579)
Retained earnings	594,450	480,780
	1,937,635	1,899,752
	$13,082,859	$12,472,944
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$18.91	$17.89
Tangible common stockholders' equity per share	16.33	15.48
Stockholders' equity to total assets	14.78%	15.23%
Tangible common stockholders' equity to tangible assets	13.05	13.45
Weighted average rates at period end
Loans and mortgage-backed securities	4.34%	4.72%

Combined loans, mortgage-backed securities and investments	3.92	4.18
Customer accounts	0.69	0.90
Borrowings	3.52	3.59
Combined cost of customer accounts and borrowings	1.19	1.38
Interest rate spread	2.73	2.80

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered assets	$112,260	$115,467	$454,915	$484,833
Mortgage-backed securities	14,195	16,062	48,520	96,142
Investment securities and cash equivalents	3,846	2,850	12,856	9,296
	130,301	134,379	516,291	590,271
INTEREST EXPENSE
Customer accounts	16,052	20,071	67,903	86,939
FHLB advances and other borrowings	17,291	22,138	68,256	106,310
	33,343	42,209	136,159	193,249
Net interest income	96,958	92,170	380,132	397,022
Provision for loan losses	(2,250)	5,379	1,350	44,955
Net interest income after provision for loan losses	99,208	86,791	378,782	352,067
OTHER INCOME
Other	5,871	3,254	21,933	16,517
	5,871	3,254	21,933	16,517
OTHER EXPENSE
Compensation and benefits	22,084	19,487	90,815	77,628
Occupancy	4,430	4,217	18,232	16,194
FDIC insurance premiums	2,934	3,550	12,214	16,093
Other	13,718	8,459	42,979	32,939
	43,166	35,713	164,240	142,854
Gain (loss) on real estate acquired through foreclosure, net	5,287	1,185	(1,859)	(9,819)
Income before income taxes	67,200	55,517	234,616	215,911
Income tax provision	24,293	19,986	83,111	77,728
NET INCOME	$42,907	$35,531	$151,505	$138,183

PER SHARE DATA
Basic earnings	$0.41	$0.33	$1.45	$1.29
Diluted earnings	0.41	0.33	1.45	1.29
Cash dividends per share	0.10	0.08	0.36	0.32
Basic weighted average number of shares outstanding	103,396,117	106,512,324	104,684,812	107,108,703
Diluted weighted average number of shares outstanding, including dilutive stock options	103,773,181	106,556,946	104,837,470	107,149,240

PERFORMANCE RATIOS
Return on average assets	1.32%	1.10%	1.17%	1.03%
Return on average common equity	8.89	7.43	7.88	7.23